Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2011 Results

St. Louis, Missouri, January 27, 2012.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced a net loss of $15.9 million for the three months ended December 31, 2011 as compared to a net loss of $51.4 million for the three months ended December 31, 2010. For the year ended December 31, 2011, the Company reported a net loss of $41.2 million as compared to a net loss of $191.7 million for the year ended December 31, 2010. The net loss for the three months and year ended December 31, 2011 includes a provision for loan losses of $17.0 million and $69.0 million, respectively, as compared to $52.0 million and $214.0 million for the three months and year ended December 31, 2010, respectively.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We had a very successful year with respect to substantially reducing our nonperforming assets by 35.1%, or $189.4 million, in 2011, and by 57.2%, or $467.9 million, from our peak level at December 31, 2009. We believe that our continued success in reducing problem asset levels combined with our ongoing initiatives to build revenues will further strengthen our risk-based capital, continue to improve earnings levels and position the Company to return to profitability in 2012 and beyond.”

Key Points for the Quarter:

•
Significantly reduced the provision for loan losses and net charge-offs for the fourth quarter of 2011 as compared to the fourth quarter of 2010. The Company also reduced its overall level of nonperforming assets by $51.7 million, or 12.9%, during the fourth quarter of 2011 and $189.4 million, or 35.1%, during the year. In addition, the Company reduced its overall level of potential problem loans by $64.3 million, or 21.6%, during the fourth quarter of 2011 and $139.7 million, or 37.4%, during the year. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	December 31,	September 30,	December 31,
	2011	2011	2010

Provision for loan losses	$17,000	19,000	52,000
Nonaccrual loans	220,251	270,485	398,908
Performing troubled debt restructurings	126,442	94,900	112,903
Other real estate and repossessed assets	129,896	131,349	140,665
Potential problem loans	233,471	297,791	373,140
Net loan charge-offs	37,014	22,462	77,018
Allowance for loan losses as a percent of loans, net of deferred loan (fees) costs	4.19%	4.50	4.43

•
Maintained a high level of cash and cash equivalents at $474.2 million and increased unpledged investment securities to $2.24 billion, resulting in total available liquidity of $2.72 billion at December 31, 2011 as compared to $2.65 billion at September 30, 2011 and $2.22 billion at December 31, 2010.

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued improvement in each of the regulatory capital ratios during the year, including an increase in First Bank’s Total Capital Ratio to 14.98% at December 31, 2011, from 14.65% at September 30, 2011 and 12.95% at December 31, 2010. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	December 31,	September 30,	December 31,
	2011	2011	2010 (1)
First Bank:
Total Capital Ratio	14.98%	14.65%	12.95%
Tier 1 Ratio	13.70	13.37	11.66
Leverage Ratio	8.19	8.22	7.40

First Banks, Inc.:
Total Capital Ratio	1.88	3.07	6.29
Tier 1 Ratio	0.94	1.54	3.15
Leverage Ratio	0.56	0.94	1.99
_________________
(1)
First Banks, Inc.’s regulatory capital ratios at December 31, 2011 and September 30, 2011 reflect the implementation of new Federal Reserve rules that became effective on March 31, 2011. First Banks, Inc.’s total capital, tier 1 and leverage ratios at December 31, 2010 would have been 4.53%, 2.27% and 1.44%, respectively, under the new rules if implemented as of December 31, 2010.

Mr. McCarthy continued, “In an effort to strengthen the overall financial and capital position of First Bank, we have built a substantial amount of liquidity over the last three years both on our balance sheet and through available borrowing arrangements. During 2012, we expect to utilize our higher level of liquidity by deploying such funds through loan growth initiatives and, to a lesser extent, continuing to build our investment securities portfolio. These actions should improve our overall level of net interest income and net interest margin as they are fully implemented.”

Net Interest Income:

•
The net interest margin was 2.89% for the fourth quarter of 2011, in comparison to 2.82% for the third quarter of 2011 and 2.84% for the fourth quarter of 2010. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $431.5 million, $550.9 million and $1.11 billion for the fourth quarter of 2011, the third quarter of 2011 and the fourth quarter of 2010, respectively. These short-term investments are currently yielding 25 basis points. During this time period, the Company deemed it appropriate to maintain significant on-balance sheet liquidity due to uncertain economic conditions in many of the Company’s markets and to support certain branch sale transactions.

•
The average yield on loans was 4.83% for the fourth quarter of 2011, in comparison to 4.72% for the third quarter of 2011 and 5.00% for the fourth quarter of 2010. Loan yields continue to be adversely impacted by the level of nonaccrual loans as a percentage of total loans, low prime and LIBOR interest rates and highly competitive market conditions.

•	The average yield on investment securities was 2.17% for the fourth quarter of 2011, in comparison to 2.30% for the third quarter of 2011 and 2.13% for the fourth quarter of 2010.

•
The average cost of interest-bearing deposits was 0.52% for the fourth quarter of 2011, in comparison to 0.61% for the third quarter of 2011 and 0.96% for the fourth quarter of 2010, and reflects the continued planned exit of certain higher-priced money market and certificate of deposit relationships in light of the Company’s strong liquidity position as well as re-pricing of money market relationships and certificates of deposit to current market interest rates upon maturity.

Provision for Loan Losses:

•
The provision for loan losses was $17.0 million for the fourth quarter of 2011, in comparison to $19.0 million for the third quarter of 2011 and $52.0 million for the fourth quarter of 2010. The provision for loan losses was $69.0 million for the year ended December 31, 2011, representing a decrease of $145.0 million, or 67.8%, from $214.0 million in 2010. The decrease in the provision for loan losses during these periods was primarily attributable to the decrease in the overall level of nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration, partially resulting from an ongoing decline in construction and non-owner occupied commercial real estate loans.

•
Net loan charge-offs were $37.0 million for the fourth quarter of 2011, compared to $22.5 million for the third quarter of 2011 and $77.0 million for the fourth quarter of 2010. Net loan charge-offs were $132.3 million for the year ended December 31, 2011, representing a decrease of $146.8 million, or 52.6%, from $279.1 million in 2010.

•
Nonaccrual loans decreased $50.2 million during the fourth quarter of 2011 to $220.3 million at December 31, 2011 compared to $270.5 million at September 30, 2011 and $398.9 million at December 31, 2010, representing a 44.8% decrease in nonaccrual loans during 2011. The reduction in nonaccrual loans is reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•
Noninterest income was $15.9 million for the fourth quarter of 2011, in comparison to $17.0 million for the third quarter of 2011 and $25.9 million for the fourth quarter of 2010. Noninterest income was $62.9 million for the year ended December 31, 2011 as compared to $103.5 million in 2010.

•
The gain on sale of investment securities was $53,000, $4.2 million and $7.8 million for the fourth quarter of 2011, the third quarter of 2011 and the fourth quarter of 2010, respectively. The gain on sale of investment securities was $5.3 million for the year ended December 31, 2011 in comparison to $8.3 million for the year ended December 31, 2010.

•
The gain on sale of loans was $1.2 million, $2.5 million and $2.2 million for the fourth quarter of 2011, the third quarter of 2011 and the fourth quarter of 2010, respectively. The gain on sale of loans was $5.2 million for the year ended December 31, 2011 in comparison to $9.5 million for the year ended December 31, 2010, primarily reflecting a decrease in origination volume in our mortgage division.

•
The Company experienced a decrease in noninterest income related to the fair value adjustment on its servicing assets of $913,000 and $4.4 million for the fourth quarter of 2011 and the third quarter of 2011, respectively, compared to an increase in noninterest income related to the fair value adjustment on its servicing assets of $681,000 for the fourth quarter of 2010. The decrease in the fair value of the servicing asset was primarily attributable to the decline in mortgage interest rates and related increase in loan prepayment speeds. The fair value adjustment on the servicing asset resulted in a decrease to noninterest income of $7.7 million for the year ended December 31, 2011 in comparison to $5.6 million for the year ended December 31, 2010.

•
The Company recorded a gain on the sale of certain branches of $19.7 million during the year ended December 31, 2010 primarily associated with discontinued operations and assets held for sale in the Texas, Chicago and Northern Illinois regions.

Noninterest Expense:

•
Noninterest expense was $61.4 million for the fourth quarter of 2011 compared to $58.1 million for the third quarter of 2011 and $84.3 million for the fourth quarter of 2010. Noninterest expense was $236.3 million for the year ended December 31, 2011, reflecting a reduction of $86.4 million, or 26.8%, from $322.6 million in 2010. The decrease in noninterest expense in 2011, as compared to 2010, is primarily reflective of a lower level of expenses related to nonperforming assets and potential problem loans and the implementation of certain measures intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Write-downs and expenses on other real estate properties and repossessed assets were $10.0 million, $2.6 million and $12.7 million for the fourth quarter of 2011, the third quarter of 2011 and the fourth quarter of 2010, respectively. These expenses were $23.0 million for the year ended December 31, 2011, as compared to $44.7 million in 2010. These expenses, in addition to loan related expenses such as legal and other collection related fees, while lower than the levels experienced in 2010, remain at significantly higher-than-historical levels and will continue to negatively impact the Company’s core earnings until asset quality levels return to more normalized, historical levels.

•
Noninterest expense for the fourth quarter of 2010 and the year ended December 31, 2010 includes prepayment penalties of $8.7 million and $10.6 million, respectively, associated with the early termination of certain secured borrowings.

Provision (Benefit) for Income Taxes

•
The Company recorded a provision for income taxes of $803,000 for the fourth quarter of 2011, compared to a benefit for income taxes of $11.6 million and $1.2 million for the third quarter of 2011 and the fourth quarter of 2010, respectively. The Company recorded an intraperiod tax allocation between other comprehensive income and loss from continuing operations, resulting in a benefit for income taxes of $11.6 million for the third quarter of 2011 and a provision for income taxes of $1.1 million for the fourth quarter of 2011. This intraperiod tax allocation was primarily driven by market appreciation in the Company’s investment securities portfolio during the third quarter of 2011 and a subsequent decline in the fair value of the investment securities portfolio during the fourth quarter of 2011.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $474.2 million at December 31, 2011 compared to $498.6 million at September 30, 2011 and $996.6 million at December 31, 2010. The decrease in cash and cash equivalents of $24.5 million during the fourth quarter of 2011 resulted from the Company increasing its investment securities portfolio by $57.2 million and experiencing a decrease in deposit balances of $146.1 million. These cash outflows were partially offset by loan payoffs during the fourth quarter of 2011.

•
Cash, cash equivalents and unpledged securities were $2.72 billion and comprised 41.1% of total assets at December 31, 2011, compared to $2.65 billion and 39.0% of total assets at September 30, 2011 and $2.22 billion and 30.1% of total assets at December 31, 2010.

Investment Securities:

•
Investment securities increased to $2.48 billion at December 31, 2011 from $2.42 billion at September 30, 2011 and $1.49 billion at December 31, 2010. The Company is continuing to utilize a portion of its higher level of cash and cash equivalents balances to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of deferred loan (fees) costs, decreased to $3.28 billion at December 31, 2011 from $3.50 billion at September 30, 2011 and $4.53 billion at December 31, 2010. The reduction in loan balances of $218.5 million during the fourth quarter of 2011 reflects expected customer payments and other activity such as foreclosures and charge-offs.

•
In addition to the decrease in construction loans previously mentioned, non-owner occupied commercial real estate loans decreased to $520.1 million at December 31, 2011 from $585.3 million at September 30, 2011 and $807.5 million at December 31, 2010, reflecting the Company’s initiatives to reduce its overall risk exposure to these types of lending relationships.

•	The Company’s loan-to-deposit ratio was 56.65% at December 31, 2011, as compared to 58.93% at September 30, 2011 and 68.94% at December 31, 2010.

Total Assets:

•
Total assets decreased to $6.61 billion at December 31, 2011 from $6.78 billion at September 30, 2011 and $7.38 billion at December 31, 2010. The reduction in total assets during the fourth quarter of 2011 is reflective of decreases in the loan portfolio and cash and cash equivalents, partially offset by an increase in the investment securities portfolio.

Deposits:

•
Deposits were $5.80 billion at December 31, 2011, in comparison to $5.94 billion at September 30, 2011 and $6.58 billion at December 31, 2010. The decrease in deposits of $146.1 million during the fourth quarter of 2011 is reflective of the Company’s efforts to exit certain certificate of deposit and money market relationships and reduce deposit costs.

Other Borrowings:

•
Other borrowings were $51.2 million at December 31, 2011, in comparison to $53.1 million at September 30, 2011 and $31.8 million at December 31, 2010. Other borrowings at these periods were comprised solely of daily repurchase agreements utilized by customers as an alternative deposit product.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Interest income	$55,535	56,803	69,616	234,598	326,725
Interest expense	9,533	10,969	17,251	46,960	87,904
Net interest income	46,002	45,834	52,365	187,638	238,821
Provision for loan losses	17,000	19,000	52,000	69,000	214,000
Net interest income after provision for loan losses	29,002	26,834	365	118,638	24,821
Noninterest income	15,900	16,980	25,901	62,895	103,523
Noninterest expense	61,398	58,137	84,339	236,287	322,638
Loss before provision for income taxes	(16,496)	(14,323)	(58,073)	(54,754)	(194,294)
Provision (benefit) for income taxes	803	(11,581)	(1,232)	(10,654)	3,957
Net loss	(17,299)	(2,742)	(56,841)	(44,100)	(198,251)
Less: net loss attributable to noncontrolling interest in subsidiaries	(1,420)	(668)	(5,432)	(2,950)	(6,514)
Net loss attributable to First Banks, Inc.	$(15,879)	(2,074)	(51,409)	(41,150)	(191,737)

Basic and diluted loss per common share	$(901.04)	(315.01)	(2,391.77)	(2,642.46)	(8,964.07)

SELECTED FINANCIAL DATA

	December 31,	September 30,	December 31,
	2011	2011	2010

Total assets	$6,608,913	6,783,965	7,378,128
Cash and cash equivalents	474,158	498,630	996,630
Investment securities	2,481,382	2,424,138	1,494,337
Loans, net of deferred loan (fees) costs	3,284,279	3,502,791	4,533,343
Allowance for loan losses	137,710	157,724	201,033
Goodwill and other intangible assets	125,967	126,727	131,112
Deposits	5,797,704	5,943,813	6,575,860
Other borrowings	51,182	53,112	31,761
Subordinated debentures	354,057	354,038	353,981
Stockholders’ equity	263,671	295,032	307,295
Nonperforming assets	350,147	401,834	539,573

SELECTED FINANCIAL RATIOS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net interest margin	2.89%	2.82%	2.84%	2.86%	2.91%
Yield on loans	4.83	4.72	5.00	4.85	5.15
Cost of interest-bearing deposits	0.52	0.61	0.96	0.67	1.11
Loan-to-deposit ratio	56.65	58.93	68.94	56.65	68.94

About First Banks, Inc.

The Company had assets of $6.61 billion at December 31, 2011 and currently operates 147 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011 upon filing with the SEC in March 2012.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition and earnings, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company’s loan portfolio, increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.